Exhibit 99.1

Long Blockchain Establishes Joint Venture with Entrex

to Scale Leading Blockchain-Enabled Alternative Trading Platform

* * * * *

Farmingdale, NY (December 7, 2018) — Long Blockchain Corp. (OTCPink: LBCC) (“Long Blockchain” or the “Company”) today announced that it has executed an agreement for a joint venture (the “Joint Venture”) with EHCo LLC, a holding company and the parent of Entrex Capital Market (“Entrex”), to scale Entrex’s industry leading blockchain-enabled alternative trading market.

The Joint Venture will provide a blockchain-enabled alternative trading platform for international and domestic investors to find, research, track, manage, trade, settle and service various asset classes. The Joint Venture will be led by Stephen H. Watkins, who has founded multiple businesses that use technology to consolidate decentralized business sectors. To further develop the relationship between Entrex and the Company, Mr. Watkins has also agreed to be appointed to Long Blockchain’s Board of Directors. Andy Shape, the Chief Executive Officer and a director of Long Blockchain, will serve as a manager of the Joint Venture, along with Mr. Watkins and a third, independent manager to be mutually designated by Entrex and Long Blockchain.

In connection with its formation, Entrex contributed to the Joint Venture all the intellectual property necessary to operate the alternative trading platform. Long Blockchain received a 10% equity interest and Entrex received a 90% equity interest in the Joint Venture. In addition, as consideration for the contribution of assets, Entrex will receive 20% of the cash received by the Joint Venture as revenues each month, up to a maximum of $57,000,000. If the Joint Venture fails to make a required payment of cash received as revenues, subject to certain conditions, Entrex will have the right to repurchase the previously contributed assets for nominal consideration. If the Joint Venture reaches $50,000,000 in revenues and $15,000,000 in EBITDA for any trailing 12 month period, Long Blockchain will have the right to acquire Entrex’s equity interest in the Joint Venture.

“Entrex’s mission is to provide exposure, credibility and liquidity for entrepreneurial companies and their investors,” commented Mr. Watkins. “We were honored in 2015 to have our broker dealer manage the first security to ever trade on a blockchain, Overstock.com’s TIGRcub Bond, and since then we have managed hundreds of securities trading on the Entrex IBM Hyperledger, which we believe will become one of the leading immutable ledgers.”

“We believe our partnership with Entrex will facilitate Long Blockchain’s transition into the blockchain industry by leveraging Entrex’s proven blockchain-enabled technology platform. Together, we will seek to scale the platform across a range of industries and types of assets, including interests in Opportunity Zone, cannabis and entertainment properties, as well as corporate bonds,” stated Mr. Shape.

About Long Blockchain Corp.:

Long Blockchain Corp. is focused on developing and investing in globally scalable blockchain technology solutions. It is dedicated to becoming a significant participant in the evolution of blockchain technology that creates long-term value for its shareholders and the global community by investing in and developing businesses that are “on-chain”. Blockchain technology is fundamentally changing the way people and businesses transact, and the Company will strive to be at the forefront of this dynamic industry, actively pursuing opportunities. Its wholly-owned subsidiary Long Island Brand Beverages, LLC operates in the non-alcohol ready-to-drink segment of the beverage industry under its flagship brand ‘The Original Long Island Brand Iced Tea®’. For more information on the Company, please visit www.longblockchain.com.

About Entrex:

Entrex was founded in 2001 as a “capital market system for entrepreneurial companies.” The new joint venture will utilize Entrex’s intellectual properties and blockchain enabled technologies; built and proven over 17 years using IBM’s Domino and Hyperledger technology platforms. The Entrex platform originates, structures, offers, places, trades, settles and services debt and equities of entrepreneurial companies through regulated entities that serve investors and issuers. Working together with industry sector leaders and regulated market constituents allows investors to find, research, track, manage, and trade entrepreneurial securities while providing entrepreneurial companies access to capital.

Forward Looking Statements:

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of the Company’s business strategies and its expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These also include statements relating to the anticipated benefits of the announced transaction between the Company and Entrex. These statements include any statement that does not directly relate to a historical or current fact. You can also identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting the Company and are subject to uncertainties, risks and factors relating to its operations and business environments, all of which are difficult to predict and many of which are beyond its control, that could cause its actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include the Joint Venture’s ability to successfully pursue its business plan, the possibility that the Company’s equity interest in the Joint Venture may be diluted as a result of capital raises by the Joint Venture, the possibility that Entrex may have the right to repurchase the previously contributed assets for nominal consideration, the Company’s ability to develop and commercialize new technologies, the Company’s history of losses and expectation of further losses, its ability to expand its operations into blockchain technologies, its ability to develop or acquire new brands, the success of its marketing activities, the effect of competition in its industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described in the reports the Company files with the Securities and Exchange Commission, including but not limited to the discussions contained under the caption “Risk Factors.” When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports the Company files with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and the Company cannot predict those events or how they may affect it. The Company assumes no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

For further information:

Andy Shape

Long Blockchain Corp.

1-855-452-LBCC

info@longblockchain.com